Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated November 9, 2010, on the financial statements of SEA BioGAS Corporation as of December 31, 2009 and period then ended, and the inclusion of our name under the heading “Experts” in the Form S-1 Registration Statement filed with the Securities and Exchange Commission.

BEHLERMICK PS
BehlerMick PS
Spokane, Washington

November 9, 2010